EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	9/30/2003	2002	2001	2000
Earnings:
Income before taxes and minority interest	39,981	68,576	38,870	37,877
Add: Fixed charges	18,804	25,618	33,961	45,730

Total earnings	58,785	94,194	72,831	83,607
Fixed charges:
Interest expense, including amortization of deferred loan costs	18,164	25,056	33,424	45,230
Interest expense estimate within rental expense	916	562	537	500

Total fixed charges	19,080	25,618	33,961	45,730

Earnings / Fixed Charges	3.08	3.68	2.14	1.83

COMPUTATION OF RATIO OF PROFORMA EARNINGS TO FIXED CHARGES

	9/30/2003	2002
Pro forma earnings:
Income before taxes and minority interest	39,981	68,576
Add: Proforma fixed charges	25,091	32,009

Total pro forma earnings	65,072	100,585
Pro forma fixed charges
Interest expense, including amortization of deferred loan costs	18,164	25,056
Add: Increase in interest, including amortization of deferred loan costs on senior subordinated notes computed as if issued as of the beginning of the period Parent debt were repaid at beginning of period	22,451	31,447
Less: Interest expense, included amortization of deferred loan costs on Parent debt assuming repayment at beginning of period	(18,164)	(25,056)
Interest expense estimate within rental expense	916	562

Total proforma fixed charges	25,367	32,009

Pro forma Earnings / Fixed Charges	2.57	3.14

COMPUTATION OF RATIO OF EBITDA MARGIN

	Nine months ended 9/30/03	2002	2001	2000	1999	1998
EBITDA:
Net income	$24,581	$41,679	$21,980	$19,976	$29,056	$27,111
Add: Interest expense	18,164	25,056	33,424	45,230	37,737	37,181
Interest income	(24)	(21)	(32)	(391)	(285)	(280)
Provision of income taxes	15,400	26,897	16,890	17,619	23,213	20,409
Depreciation and amortization	11,042	18,129	31,817	31,762	30,419	29,794

EBITDA	$69,163	$111,740	$104,079	$114,196	$120,140	$114,215
Total operating revenues	$322,922	$433,362	$437,484	$455,415	$443,891	$429,480

EBITDA MARGIN	21.4%	25.8%	23.8%	25.1%	27.1%	26.6%

COMPUTATION OF RATIO OF TOTAL LONG TERM DEBT TO EBITDA
	Twelve months ended 9/30/03	2002	2001	2000	1999	1998
Total long term debt	$544,000	$516,000	$538,046	$566,128	$544,627	$582,537
EBITDA:
Net income	$33,497	$41,679	$21,980	$19,976	$29,056	$27,111
Add: Interest expense	23,870	25,056	33,424	45,230	37,737	37,181
Interest income	(29)	(21)	(32)	(391)	(285)	(280)
Provision of income taxes	21,438	26,897	16,890	17,619	23,213	20,409
Depreciation and amortization	15,633	18,129	31,817	31,762	30,419	29,794

EBITDA	$94,409	$111,740	$104,079	$114,196	$120,140	$114,215

Total long term debt / EBITDA	5.8	4.6	5.2	5.0	4.5	5.1

COMPUTATION OF RATIO OF EBITDA TO INTEREST EXPENSE
	Twelve months ended 9/30/03	2002	2001	2000	1999	1998
EBITDA:
Net income	$33,497	$41,679	$21,980	$19,976	$29,056	$27,111
Add: Interest expense	23,870	25,056	33,424	45,230	37,737	37,181
Interest income	(29)	(21)	(32)	(391)	(285)	(280)
Provision of income taxes	21,438	26,897	16,890	17,619	23,213	20,409
Depreciation and amortization	15,633	18,129	31,817	31,762	30,419	29,794

EBITDA	$94,409	$111,740	$104,079	$114,196	$120,140	$114,215
Interest expense, including amortization of deferred loan costs	$23,870	$25,056	$33,424	$45,230	$37,737	$37,181

EBITDA / Interest expense, including amortization expense of deferred loan costs	4.0	4.5	3.1	2.5	3.2	3.1

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